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                             THE CHUBB CORPORATION

                             INVESTMENT DEPARTMENT/
                           CHUBB ASSET MANAGERS, INC.

                          INCENTIVE COMPENSATION PLAN

1. PURPOSE. The purpose of The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Plan") is to provide annual and long-term cash incentives to key employees of The Chubb Corporation Investment Department and Chubb Asset Managers, Inc. (the "Company") which are competitive with similar financial institutions in order to attract, retain and motivate superior quality investment professionals.

2. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective for the fiscal year commencing January 1, 1987.

3. ADMINISTRATION. The Plan shall be administered by the Chief Financial Officer and the Compensation Committee of The Chubb Corporation's Board of Directors ("Compensation Committee") as set forth in the Plan. Subject to the provisions of the Plan, the Compensation Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and make all other determinations necessary or advisable for the administration of the Plan. The determination of the Compensation Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Compensation Committee may, in its discretion, delegate its administrative authority as it deems proper to the Chief Financial Officer, except that it may not delegate its authority to approve target awards or to approve Award Determinations which shall in all cases be made by the Compensation Committee.
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4.       COVERED EMPLOYEES.  Awards under the Plan for any fiscal year of the
         Company may be granted to those key employees of the Company ("Participants") who shall be selected by the Chief Financial Officer of the Company. The Chief Financial Officer will have absolute discretionary authority to select Participants.

5. TARGET INCENTIVE DETERMINATION. As soon as practicable after the beginning of each plan year, the Chief Financial Officer shall designate a list of Participants for such plan year and designate target awards by salary grade or such other standard as determined by the Chief Financial Officer. Target Awards shall include an Annual Segment and a Long-Term Segment which will be determined respectively by measuring one-year and five-year performance of the Participants and Company against certain indices which the Chief Financial Officer, in his sole discretion, shall select. The Target Awards shall be presented to the Compensation Committee at its March meeting by the Chief Financial Officer for approval, or such other time during the fiscal year as deemed appropriate.

6. INDIVIDUAL AWARD DETERMINATION. The Chief Financial Officer, in his discretion, will recommend individual awards through a comparison of the individual Participant's and Company's results against the applicable indices. The individual award recommendations will be presented to the Compensation Committee at its March meeting for the preceding one year and five year periods.

         a) Annual Award Segment - The Annual Award Segment will be determined each year by measuring Participant's and Company's results for the immediately preceding plan year.
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         b)      Long-Term Award Segment - The Long-Term Award Segment will be determined each year based upon a comparison of the Participant's and Company's cumulative results for each preceding five-year period commencing with the five-year period ending December 31, 1987. For the five-year periods ending December 31, 1987, 1988 and 1989, the Long-Term Award Segment will be phased in over a three-year period. As measured against the applicable indices and subject to the Chief Financial Officer's discretion, one-third of the calculated Long-Term Segment will be recommended to the Compensation Committee for the five-year period ending December 31, 1987, two-thirds of the calculated Long-Term Segment will be recommended to the Compensation Committee for the five-year period ending December 31, 1988 and one hundred percent of the calculated Long-Term Segment will be recommended to the Compensation Committee for the five-year period ending December 31, 1989.

7. AWARD PAYMENT. Annual award payments and Long-Term Award Payments shall be made as follows:

                 a) Annual Award Payment. Individual Annual Award Payments shall be paid in cash as soon as practicable after approval by the Compensation Committee.

                 b) Long-Term Award Payment. Individual Long-Term Award Payments shall be paid in cash three years following approval by the Compensation Committee.
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provided, Participants meet all other eligibility requirements set forth in this Plan.

8. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are applicable to this Plan:

         a) Except in the event of the death of a Participant, the rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred.

         b) No Participant, employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or other person any right to continued employment by the Company or any of its subsidiaries.

         c) Payment values shall be treated as compensation under the Excess Benefit Plan of The Chubb Corporation, Chubb & Son Inc., and Participating Affiliates, but shall not be deemed compensation in determining the amount of any entitlement under any other employee benefit plan of the Company, unless so provided under the terms of such plan.

         d) The Company shall have the right to deduct from all Payments made under the Plan any taxes required by law to be withheld with respect to such Payments.
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         e)      The Plan shall be construed in accordance with and governed by the laws of the state of New York.

         f) Each Participant shall designate in a manner determined by the Compensation Committee a beneficiary to receive Payments due hereunder in the event of such Participant's death. If no designated beneficiary survives the Participant, it shall be the surviving spouse of the Participant or, if there is no surviving spouse, it shall be the estate of the Participant.

         g) Participants must be employed by the Company or one of its subsidiaries as of the payment date to be eligible for Award Payments, provided that if the Participant's employment is terminated prior to the payment date by reason of death, retirement on or after the Participant's normal retirement date under the Company's Pension Plan, disability (as defined in such Pension Plan), or any other reason with the consent of the Compensation Committee, the Compensation Committee, in its sole discretion, may provide for an Award Payment to that Participant or the Participant's designated beneficiary, if applicable.

         h) For purposes of the Long-Term Segment, termination of employment for any reason prior to the end of the first year of a respective five-year period shall result in forfeiture of all Payments to the terminated Participant for such five-year period. If prior to the end of an applicable five-year period but after the end of the first year of the period, a Participant dies or ceases to be an employee by

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reason of retirement on or after the Participant's Normal Retirement Date under the Company's Pension Plan, disability (as defined in such Pension Plan), or for any other reason with the consent of the Compensation Committee, the Participant, or in the case of death, the Participant's designated beneficiary, shall be entitled to the Payment in an amount which would have been paid had the Participant continued to be employed until the payment date for the applicable five-year period multiplied by a fraction, (1) the numerator of which shall be the number of full calendar months from the start of the performance cycle, through the date of such death or termination of employment, as the case may be, and (2) the denominator of which shall be 60; provided that the Compensation Committee is authorized to declare that a Participant, or designated beneficiary, is entitled to receive a greater amount, up to but not exceeding the payment values which would have been paid had the Participant continued to be employed for the applicable five-year period and through to the applicable payment date. An accelerated payment of an Award under this subsection (h) may be made at such time as the Compensation Committee deems appropriate.